EXHIBIT 10
                 EMPLOYMENT SEVERANCE AGREEMENT
                       AND MUTUAL RELEASE



     Food Lion, Inc. (the "Company") and John P. Watkins (the
"Executive") hereby agree as follows:


1.   Purpose of Severance Agreement and Release.

     A. The parties recognize that during his more than 18 years of employment with the Company, the Executive has performed valuable service to the Company in a confidential capacity. By virtue of his responsibilities during his employment, the Executive has acquired proprietary information of a sensitive and confidential nature pertaining to the Company's business operations, trade secrets, its strategies and plans, particularly in the area of store operations, which, if disclosed to individuals or entities not employed by the Company, would materially harm the Company and/or provide an unfair advantage to its competitors.

     B.   The purpose of this Employment Severance Agreement and
Mutual Release of Liability (the "Severance Agreement and Release") is to set forth the terms of the Executive's severance from employment with the Company, to resolve fully any and all obligations arising out of his employment and severance from employment, and to protect the Company's legitimate interest in maintaining the confidentiality of information pertaining to its business plans and operations known to, or possessed by, the Executive.


2.   Termination of Employment.

     A. The Executive will resign from employment with the Company effective July 1, 1995 (the "termination date").


     B. The Executive will resign from the Board of Directors of the Company effective July 1, 1995.

     C. On July 1, 1995, the Executive shall terminate his participation in the Profit Sharing Retirement Plan of Food Lion, Inc. The Executive shall be entitled to receive all vested benefits owing under the Company's employee benefit plans in which the Executive is participating as of the date of his resignation to the extent set forth and specifically provided for by such plans and/or to the extent otherwise required by law.


3.   Consideration.

     A. In consideration of the Executive's release of all claims that may exist against the Company in connection with his employment as more specifically set forth below in Paragraph 4, and in consideration of the Executive's compliance with the obligations set forth below in Paragraphs 7 and 8, and provided the Executive complies with all other terms and conditions of this Severance Agreement and Release, the Company agrees that:

          1. the Company will pay the Executive his current weekly salary of $5,348.08 for the period beginning July 2, 1995 and ending April 15, 1997, payable on regular biweekly pay periods during this term. These payments shall be subject to all legally required state and federal tax deductions and withholdings.

          2. The Company will pay $5,000 toward outplacement services provided by the firm of Executives choice.

          3. The Company will pay the Executive accrued vacation of two (2) weeks on or before July 13, 1995.

     B. The Employee acknowledges that the rights and payments provided in Paragraph 3(A):

          1. represent valuable consideration over and above what he is otherwise entitled to in connection with the termination of his employment and that his release of claims in Paragraph 4 and his agreement to comply with the obligations of paragraphs 7 and 8 of this Severance Agreement and Release are in return for this consideration;

          2. shall be in lieu of any and all claims for severance pay, additional wages, bonus, salary, accrued vacation and sick leave pay or other compensation, or benefits, or claim of damages he may have as of his termination date other than vested benefits described in paragraph 2(C) and such rights as Executive may have to obtain continued insurance coverage under COBRA; and

          3. arise solely out of the terms of this Severance Agreement and Release and are not part of any Company severance pay plan.

     C. The Company acknowledges that its promises and releases contained in this Severance Agreement and Release are for good and valuable consideration.


4.   Waiver and Release.

     As a material inducement for Executive and Company to enter this Severance Agreement and Release, each of them hereby irrevocably and unconditionally releases and forever discharges the other as detailed below.

     A. The Executive releases and forever discharges all claims he may have against the Company, its subsidiaries affiliates, parents, predecessors, and all officers, directors, representatives agents or employees in any manner arising out of or attributable to his employment with the Company. This release includes all claims that may have existed on his termination date relating to the Executive's employment with and termination from the Company, whether brought by Executive or by a third party on his behalf, including, but not limited to:

          1. discrimination on the basis of age, including claims under the Age Discrimination in Employment Act as amended, the Americans with Disabilities Act, or other applicable federal statutes and other applicable state and local statutes;

          2. any claim under any statute, law or regulation, based on any fact, matter, event or cause, whether known or unknown, arising out of or relating to the employment relationship between the Executive and the Company or the Executive's termination therefrom.

     B. The Executive agrees not to institute any legal or administrative proceeding against the Company or those persons described in Paragraph 4(A) as to any matter based upon, arising out of or related to his employment, compensation during his employment, or termination of his employment with the Company.

     C. The Company, on behalf of its officers, directors, employees, agents, counsel, successors, assigns and related entities hereby releases and forever discharges Executive, his heirs, assigns and representatives from any and all claims, liabilities, damages, costs, and other obligations in any manner arising out of or attributable to his employment with the Company, and will indemnify and hold harmless the Executive, his heirs, assigns and representatives from such claims, except those claims attributable to the gross negligence or willful misconduct of the Executive.

     D. This Severance Agreement and Release does not waive or release rights or claims for occurrences after the effective date of this Severance Agreement and Release. This Severance Agreement and Release does not preclude the Executive or Company from filing a lawsuit against the other for purposes of enforcing rights conferred to each other under this Severance Agreement and Release.

5.   Company Property.

     On or before July 1, 1995, the Executive agrees to return all property belonging to the Company he may possess, or that he has possessed but has provided to a third party, including, but not limited to, all original and copies of Company documents, files, memoranda, notes, computer-readable information(maintained in disc or any other form) and video or tape recordings of any kind other than personal materials relating solely to the Executive. Executive promises that he has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any such Company material specified in this Paragraph.

6.   Loans.

          The Company and the Executive acknowledges that, as of the date of this Agreement, there is an outstanding balance of one hundred sixty thousand, eight hundred seventy-five dollars ($160,875.00) (the "Loan") owed by the Executive to the Company pursuant to the Company's Low Interest Loan Plan (the "Plan") . Provided the Executive is in compliance with the terms of this Agreement, the Company agrees to forgive the outstanding balance of the loan and all interest accrued thereon as follows: one-third (1/3) on December 1, 1995, one-third (1/3) on December 1, 1996, and one-third (1/3) on December 1, 1997.

7.   Confidentiality.


     A. The Executive and Company agree that the existence and terms of the Severance Agreement and Release are and shall remain confidential, and further agree not to disclose the existence or terms of the Severance Agreement and Release to any third party, except that:

          1. the Executive may disclose to his family that he resigned from the Company and the amount of consideration he received in connection with his separation and disclose the terms and conditions of this Severance Agreement and Release to his attorneys, tax consultants, state and federal authorities or as may be required by law;

          2. the Company may disclose the terms and conditions of this Severance Agreement and Release as is necessary to carry out the terms of this Agreement to its managers, officers and board of directors, insurers, consultants, accountants, attorneys, state and federal tax authorities, or as may be required by law, including but not limited to disclosure as may be required in the Company's proxy statement and as required by SEC public reporting requirements;

          3. the Company and the Employee may disclose to other parties only that the Executive resigned voluntarily and that the parties parted amicably; and

          4. the Company and the Executive agree that Exhibit A shall be the sole public statement by either party concerning Executive's termination of employment.


     B. As described more fully in Paragraph 1(A) of this Severance Agreement and Release, the Executive acknowledges that as a result of his employment by the Company, he has acquired confidential or proprietary information of special value to the Company. The Executive covenants and agrees:

          1. that he shall not, directly or indirectly, orally or in writing, at any time in the future disclose any information of the Company as defined in Paragraph 7(B) (2), whether such information is a trade secret, confidential or proprietary, to any person, partnership, corporation or other business entity, except with the written permission of the Company.

          2. that for purposes of Paragraph 7(B) (1), the term "any information of the Company" means all information which relates to matters such as, but not necessarily limited to, trade secrets, research and development activities, books and records, expansion strategies, operational plans or strategies, real estate strategies, or other processes or strategies, distribution channels, pricing information and private processes, real estate site selection, projected store openings or closings, employee communications, training or development strategies, advice given by any legal counsel or other consultants retained by the Company whether or not protected by the attorney-client or work product privileges.

          3. Paragraph 7(B) (1) or (2) shall not be violated by the disclosure of information which is disclosed pursuant to a court order or as otherwise required by law, on conditions that notice of the requirement for such disclosure is given to the Company before the Executive's making any disclosure and the Executive cooperates in resisting such disclosure upon reasonable request by the Company at the Company's expense.

               C. The Executive acknowledges that, by virtue of the responsibilities assigned to him throughout his employment, in the event he should make any public statements relating to the Company after his termination, such statements could be attributed to the Company or be viewed as authoritative and based on information to which the Executive had access while employed by the Company. Accordingly, the Executive agrees that for the period from the effective date of this Agreement until December 1, 1997, he will make no public comment in any way relating to the Company.

            8. AGREEMENT NOT TO COMPETE. The Executive acknowledges that the Company has legitimate business interests in assuring that the skills and knowledge obtained by the Executive during his employment with the Company are not converted to the use of entities in competition with the Company or who are engaged in activities aimed at damaging the Company's public image or otherwise antithetical to the Company's lawful interests. In recognition of these legitimate interests, the Executive agrees that:

     A. The Executive agrees that from July 1, 1995 until December 1, 1997, he will not compete with the Company, directly or indirectly, by acting either individually or as an advisor, representative, agent, employee, partner, shareholder, investor, director, consultant, or in any other similar capacity, on behalf of any other person, partnership, corporation or other business in the retail grocery or wholesale grocery industry, which shall include warehouse membership clubs predominately selling groceries or other alternate retail formats, selling food products, (but which shall not include manufacturers of food products not engaged in the retail or wholesale grocery business, and shall not include stores of 10,000 square feet or less) in the geographical area defined in Paragraph 8(B). The Executive's ownership of not more than one percent (1%) of the stock of any publicly-held grocery chain shall not be deemed to be a violation of this Paragraph.

      B. The Executive agrees not to act in the capacities set forth in Paragraph 8(A) for entities operating:

          i) in the states of Delaware, Georgia, Kentucky, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and Florida (excluding the area south of the line created by the Everglades Parkway between Naples and Fort Lauderdale);

          ii) within a 60 mile radius of the cities Dallas, Texas and Fort Worth, Texas; within a 30 mile radius of Oklahoma City, Oklahoma; Shreveport, Louisiana; and Houston, Texas; or within a 15 mile radius of Abilene, Texas and Wichita Falls, TX;

          iii) in the state of Pennsylvania, excluding the area within a 60 mile radius of Philadelphia, and excluding the area north and west of the line created by the following highways and as delineated on the map attached as Exhibit B (Highway 219 from the New York state border south to its intersection with Interstate Highway 80, following Highway 80 west to Highway 28 south to its intersection with Interstate Highway 79; following Highway 79 south to the West Virginia border);

          iv) in the state of West Virginia, excluding the area north and west of the line created by the following highways and as delineated on the map attached as Exhibit C (Interstate Highway 77 from the Ohio border south to the intersection with Highway 119, following Highway 119 to the Kentucky border.)

     C. From July 1, 1995 until December 1, 1997 the Executive further agrees not to recruit, solicit or otherwise contact employees of Food Lion on behalf of any other entity, either directly or as an agent, in order to induce any Food Lion employee to accept employment with another entity.

     D. In the event the Company ceases to operate in any of the states included above, then the restriction with respect to said state shall cease upon the date the Company ceases operations in said state.

9.   ENFORCEMENT.   The Executive agrees that he has received
good and valuable consideration for his agreement both to adhere to the confidentiality provisions of Paragraph 7 and to the non-compete provisions of Paragraph 8 and that in the event the Company obtains evidence that Executive has violated Paragraphs 7 or 8 in any respect, the Company shall have the option to:

     A. cease payment of any additional amounts provided for in Paragraph 3(A) of this Severance Agreement and Release; or

     B. obtain temporary and permanent injunctive relief in a Superior Court of the State of North Carolina to remedy such violation.
The Executive consents to jurisdiction of that court to provide such injunctive relief. The Executive agrees that failure to comply with his obligations under Paragraphs 7(B), 7(C), or 8(A), 8(B) or 8(C) of this Severance Agreement and Release shall constitute irreparable harm to the Company, without regard to any demonstrable economic harm to the Company from Executive's breach, and that the appropriate remedy for partial or total breach of those provisions shall be an interim and permanent order directing specific performance with each and every term of this Severance Agreement and Release, with damages resulting from the breach, and all costs and attorneys fees incurred in obtaining enforcement of this Severance Agreement and Release to be awarded to the Company. The Executive further agrees that in such proceeding, he shall make no assertion of mitigation in defense to the Company's prayer for injunctive relief.

10. Acknowledgment of Voluntary Nature of Severance Agreement and Release.

     By signing this Severance Agreement and Release, the Employee and the Company acknowledge:

     A. That each has entered into this Severance Agreement and Release voluntarily and fully understands all of its terms;

     B. That the Executive has been advised and has had the opportunity to consult with an attorney prior to signing this Severance Agreement and Release;

     C. That the Executive has been given the opportunity to consider this Severance Agreement and Release for a period of at least twenty-one (21) days, and, after consulting with his attorney, has voluntarily and freely executed this Agreement prior to the expiration of the twenty-one day period, and has voluntarily and freely waived the right to consider the Agreement and Release for the full twenty-one day period; and,

     D. That the Executive and Company are not relying on any statement or promise other than as contained in this Severance
Agreement and Release.

11.  Assistance.

     Upon reasonable notice, the Executive agrees to willingly give his assistance, including his attendance, where appropriate, to the Company's defense or prosecution of any existing or future claims or litigation. The Company will reimburse the Executive for all reasonable travel expenses incurred by the Executive in complying with this section. In the event the Executive is no longer entitled to the payments set forth in Section 3 of this Agreement, then the Executive shall be compensated at the rate of $100 per hour for such assistance.

12.  Revocation Period.

     The Executive understands that he has a seven (7) day period after signing this Severance Agreement and Release in which to revoke or rescind his agreement and release of claims, by informing the Company's President in writing of his decision to revoke. To be effective, the rescission must be delivered to the Company's Chief Executive Officer either by hand or by mail within the seven day period. If sent by mail, the rescission must be postmarked within the seven day period, properly address to the Company's Chief Executive Officer, and sent by certified mail, return receipt requested.

13.  Binding Agreement.

     A. This Severance Agreement and Release will become effective and enforceable upon the expiration of the seven day revocation period referred to in Paragraph 12 (the "effective date"). The Executive and the Company understand that following the seven day revocation period, this Severance Agreement and Release will be final and binding.

     B. This Severance Agreement and Release constitutes the entire agreement of the parties with respect to the subject matter set forth herein and there are no promises, understandings or representations, oral or written, other than those set forth herein.

     C. The Executive and the Company promise that, after the Severance Agreement and Release becomes final and binding, they will not pursue any claim which has been waived under the Severance Agreement and Release and will not challenge the enforceability of the Severance Agreement and Release by filing or instigating any lawsuit or administrative complaint or investigation arising out of the Employee's employment or termination.

14.  Law of North Carolina.

     This Severance Agreement and Release, having been prepared, executed and delivered in the State of North Carolina, and shall be governed by the laws of the State of North Carolina.

15.  Severability.

     Each provision of this Severance Agreement and Release is intended to be severable. If any provision, sentence, phrase or word of this Severance Agreement and Release or the application thereof to any person or circumstance shall be held invalid or unenforceable, the remainder of this Severance Agreement and Release, or the application of such provision, sentence, phrase or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

16.  Notices.

     Any notices required or permitted to be given by the parties shall be given in writing by certified mail, return receipt requested, or by prepaid telegram, delivered to:

     R. William McCanless
     Vice President of Legal Affairs
     2110 Executive Drive
     Post Office Box 1330
     Salisbury, NC  28145-1330


          and

     John P. Watkins
     340 Regency Road
     Salisbury, NC  28147


17.  Death of Executive.

     In the event of the death of the Executive prior to December 1, 1997, any payments due under this Severance Agreement and Release will be made to the beneficiary designated by the Executive in writing, and, if no beneficiary is designated, to his Estate. In addition, any remaining principal and accrued interest on the loan referred in Section 6 shall be deemed forgiven as of the date of Executive's death.


                                   FOOD LION, INC.



Dated:                                 By:

                                          Eugene R. McKinley
                                          Vice President -- Human Resources


                                   EMPLOYEE



Dated:                                 By:

                                           John P. Watkins






                            EXHIBIT A


TO WHOM IT MAY CONCERN:


     John P. Watkins, Senior Vice President of Operations and COO, resigned from Food Lion effective July, 1, 1995. John joined Food Lion June 1, 1977 as a Store Manager Trainee. During his tenure with the company, John has had responsibility in the Human Resources Department, Organization Development Department, Merchandising Department, and Store Operations including Distribution and Store Planning and Development.

     I very much appreciate John's contributions to the growth and success of the company, including increases in quarterly sales and earnings during the past five quarters. I am sure his abilities will be of great value to any venture he is connected with in the future.


     I wish him well in his career.

                         Best regards,

                         EXTRA LOW PRICES AND MORE



                         TOM E. SMITH
                         President/CEO







EXHIBIT A


June 23, 1995
                              Contact:  Chris Ahearn
                                        (704) 633-8250 ext. 2892

For Immediate Release

         FOOD LION APPOINTS NEW CHIEF OPERATING OFFICER

     Salisbury, NC-- Food Lion, Inc., has announced that John

Watkins, Chief Operating Officer, will be leaving the company

July 1 to pursue other interests.  Watkins has been with the company for 18 years, serving for the past two years as COO.

     "Although I find it difficult to leave Food Lion and the

great people here, I am excited about the chance to pursue

another business opportunity," explained Watkins.  His plans will be announced at a future date.

     Food Lion Chairman and CEO, Tom Smith, praised Watkins for his contributions to the growth and success of the company,

including increases in quarterly sales and earnings during the past five quarters.

     Joe Hall has been appointed Senior Vice President of

Operations and Chief Operating Officer, effective July 1.  In his new position, Mr. Hall will be responsible for the operations of the company's 1045 supermarkets and nine distribution centers.

     A Salisbury native and graduate of Wake Forest University,

Mr. Hall has 20 years of experience in all aspects of the supermarket industry.  He joined Food Lion in 1975 as a

Grocery Buyer and has held increasingly responsible positions in buying, purchasing, advertising, marketing and merchandising.  He was appointed Vice President of Buying in 1987, and served most recently as Vice President of Operations for the company's

Central Division.

     "Joe has demonstrated outstanding leadership during his

career with Food Lion," said Tom Smith, Food Lion Chairman and

Chief Executive Officer.  "In Joe, we have an executive who

understands our company and the supermarket industry.  His

appointment will afford us continuity in the things we do well as he works to develop the new ideas we need to hold on to our leadership

position in the industry for the future."

     Food Lion is one of the nation's largest supermarket chains,

offering consumers Extra Low Prices and More in 1045 stores in 14 states.







EXHIBIT B

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EXHIBIT C

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